News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Branch Optimization Plan

Terre Haute, Indiana, October 31, 2022 (Notified) – First Financial Corporation (NASDAQ: THFF) (the “Company”) today announced plans to optimize its banking center network as part of a plan to improve operating efficiencies and accommodate changing customer preferences.

Subject to regulatory requirements, over the next two quarters the Company will close and consolidate seven of its seventy-two branches.

“Our customers are rapidly adopting our online banking platforms which provides us with an opportunity to consolidate these branches into other nearby locations while maintaining the high level of service our customers expect,” said First Financial Chairman Norman L. Lowery.

These consolidations which are expected to be completed in the first quarter 2023, are projected to save the Company approximately $1.5 million per year in operating expenses, commencing in the first quarter of 2023.

The Company expects to record pre-tax charges of approximately $1.5 million during the fourth quarter of 2022 and the first quarter of 2023.

About First Financial Corporation

First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 72 banking centers in Illinois, Indiana, Kentucky and Tennessee. Additional information is available at www.first-online.bank.

Investor Contact:

Rodger A. McHargue

Chief Financial Officer

P: 812-238-6334

E: rmchargue@first-online.com